Exhibit 23.5

[Markets and Markets Letterhead]

APRIL 13th, 2016

Everbridge, Inc.

25 Corporate Drive, Suite 400

Burlington, Massachusetts 01803

Dear Sirs:

We, Markets and Markets of Magarpatta city, Hadapsar – Pune, Maharashtra India, hereby consent to the filing with the Securities and Exchange Commission of a Registration Statement on Form S-1, and any amendments thereto (the “Registration Statement”) of Everbridge, Inc. and any related prospectuses of (i) our name and all references thereto, and (ii) the statements set out in the Schedule hereto. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.

We further consent to the reference to our firm, under the caption “Industry and Market Data” in the Registration Statement, as acting in the capacity of an author of independent industry publications.

Yours faithfully,

Name: Sanjay Singh

Designation: Manager – Global Accounts

For Markets and Markets

/s/ Sanjay Singh

SCHEDULE

1) Markets and Markets estimates that the market for mass notification software and services was $1.7 billion in 2015 and is projected to grow at a compound annual growth rate of 20.9% to $4.4 billion in 2020.